Exhibit 99.1

Catalyst Pharmaceuticals Announces Exclusive License and Supply Agreement with DyDo Pharma for the Development and Commercialization of Firdapse® in Japan

CORAL GABLES, Fla., June 28, 2021 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (“Catalyst”) (Nasdaq: CPRX), a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing and commercializing novel high-quality medicines for patients living with rare diseases, today announced that it has entered into an exclusive license and supply agreement with DyDo Pharma, Inc. (“DyDo Pharma”) for the development and commercialization of Firdapse® (amifampridine) Tablets 10 mg in Japan for the treatment of Lambert-Eaton myasthenic syndrome (“LEMS”). LEMS is a rare autoimmune neuromuscular disorder characterized by debilitating and progressive muscle weakness and fatigue.

Under the terms of the agreement, DyDo Pharma will have joint rights to develop Firdapse® (amifampridine phosphate), and exclusive rights to commercialize the product, in Japan. DyDo Pharma will be responsible for funding all clinical, regulatory, marketing and commercialization activities in Japan. Catalyst will be responsible for clinical and commercial supply, as well as providing support to DyDo Pharma in its efforts to obtain regulatory approval for the product from the Japanese regulatory authorities. Subject to the satisfaction of terms and conditions as set forth in the License and Supply Agreement, Catalyst will receive an upfront payment and be eligible to receive further development and sales milestones for Firdapse®, as well as a transfer price on product supplied to DyDo Pharma.

“DyDo Pharma’s experienced team and commitment to rare diseases makes the company an attractive choice for Catalyst for the development and distribution of our amifampridine product for the treatment of LEMS in Japan,” said Patrick J. McEnany, Chairman and CEO of Catalyst. “Given the limited availability of treatment options for LEMS in Japan, we look forward to working with DyDo Pharma to address this unmet medical need by hopefully providing a new treatment option for patients and their families.”

“We are very pleased to have acquired a license for the Japanese rights for Firdapse®, which Catalyst sells in the United States,” said Yasunori Inaoka, president and representative director of DyDo Pharma. “Going forward, we will pursue development with the goal of obtaining marketing authorization approval for Firdapse® as a treatment for LEMS in Japan, so that we can offer a new therapeutic option to Japanese LEMS patients who with their families are currently suffering in the absence of an approved treatment.”

MTS Health Partners, L.P. served as financial advisor to Catalyst on the transaction.

About Firdapse® (amifampridine) Tablets 10 mg

Firdapse® is an oral, nonspecific, voltage-dependent, potassium (K+) channel blocker that causes depolarization of the presynaptic membrane and slows or inhibits repolarization. This action results in the opening of slow voltage-dependent calcium (Ca2+) channels, allowing for a subsequent influx of Ca2+. In turn, it induces the exocytosis of synaptic vesicles containing Acetylcholine (ACh) to release more ACh into the synaptic cleft, enhancing neuromuscular transmission, and providing for improved muscle function.

Firdapse® was granted orphan drug designation by the Ministry of Health, Labour and Welfare in Japan and has previously been approved for use in the United States, Europe, and Canada for the treatment of adults with LEMS.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing and commercializing novel high-quality medicines for patients living with rare diseases. With exceptional patient focus, Catalyst is committed to developing a robust pipeline of cutting-edge, first- or best-in-class medicines for other rare diseases. Catalyst’s New Drug Application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse® is commercially available in the United States as a treatment for adults with LEMS. Further, Canada’s national healthcare regulatory agency, Health Canada, recently approved the use of Firdapse® (amifampridine) for the treatment of patients in Canada with LEMS.

Firdapse® is currently being evaluated in clinical trials for the treatment of MuSK-MG and has received Orphan Drug Designation from the FDA for myasthenia gravis.

About DyDo Pharma

DyDo Pharma is the rare disease pharmaceutical wholly-owned subsidiary of DyDo Group Holdings. DyDo Group Holdings, Inc. operates through the following segments: Domestic Beverage Business, International Beverage Business, Pharmaceutical-related Business, Food Business and Other business. The Domestic Beverage Business accounts for more than 70% of total sales, and beverages are sold through vending machines that are widely prevalent in Japan. The company was founded on January 27, 1975 and is headquartered in Osaka, Japan.

Catalyst’s Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether DyDo Pharma can obtain regulatory approval for the commercialization of Firdapse® in Japan, (ii) whether the clinical trial that will be required to be completed in Japan to obtain the right to commercialize Firdapse® in Japan will be successful, (iii) whether, if approved, DyDo can successfully commercialize Firdapse® in Japan, (iv) whether any such commercialization of Firdapse® in Japan will be on a profitable basis, and (v) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2020 and Catalyst’s other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media Contact David Schull Russo Partners (212) 845-4271 david.schull@russopartnersllc.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

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